PRESS RELEASE

                            UNITED COMMUNITY BANCORP
                       TO FUND PURCHASE OF 165,894 SHARES


Contact:     United Community Bancorp
             William F. Ritzmann, President and Chief Executive Officer
             (812) 537-4822

December 14, 2006, Lawrenceburg, Indiana - United Community Bancorp (Nasdaq Global Market: "UCBA") today announced that the Company has authorized the funding of a trust that will purchase up to 165,894 shares, or 1.96%, of the Company's outstanding common stock. The shares acquired by the trust will be used to fund restricted stock awards under the Company's 2006 Equity Incentive Plan, which was recently approved by shareholders. Share purchases will be made from time to time at the discretion of the independent trustee of the trust through open market purchases.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates five offices in Dearborn County, Indiana.